Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
MInneapolis, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Reports First Quarter Net Income Per Share from Continuing Operations up 26 Percent to $0.53
Company Raises Low end of Full Year Guidance Range to $2.30 to $2.40, an increase of 10 to 14 Percent

•	Reports first quarter sales of $840 million, up 6 percent versus the first quarter 2007

•	Delivers earnings per share from continuing operations (EPS) of $0.53, up 26 percent; income from continuing operations of $53 million, up 23 percent

•	Introduces second quarter 2008 EPS guidance range of $0.64 to $0.67, up 5 to 10 percent versus the second quarter 2007

•	Updates full-year 2008 EPS guidance to $2.30 to $2.40
All financial information and period-to-period references are on a continuing operations basis unless otherwise noted. Reconciliations to discontinued operations as well as GAAP and Non-GAAP reconciliations are in the attached financial tables.
MINNEAPOLIS, Minn. — April 22, 2008 — Pentair, Inc. (NYSE: PNR) today announced first quarter 2008 earnings per share from continuing operations (EPS) of $0.53. This represents an increase of 26 percent as compared to the $0.42 of EPS in the first quarter last year.
Total sales increased 6 percent to $840 million as compared with $793 million in the first quarter of 2007. The company delivered operating income for the first quarter of $97 million versus $81 million in the year-earlier quarter. Overall, operating margins expanded 120 basis points to 11.5 percent driven by a positive 360 basis point improvement from volume, price, mix, acquisitions and productivity. The positive impact from these items more than offset a negative 240 basis point impact related to total inflation.
Company free cash flow was a usage of $78 million for the quarter versus a usage of $75 million for the year-earlier quarter. The company said it remains on track to achieve free cash flow greater than 100 percent conversion of income from continuing operations for 2008.
“We had a strong start to the year and are very pleased with our operating performance in the first quarter of 2008. We continue to leverage the strength of our business diversity and our growing international presence, which has enabled us to navigate the challenging North American residential markets. Strong sales growth and earnings increases in our Technical Products business enabled us to exceed our first quarter earnings guidance. In our Water businesses, we continue to drive solid growth in our industrial, commercial and municipal Water markets globally,” said Randall J. Hogan, chairman and chief executive officer.
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First Quarter Business Highlights
The Water Group delivered $555 million in sales or 3 percent year-over-year sales growth. Organic sales were flat excluding acquisitions and down 4 percent excluding foreign exchange. The decline in organic growth was driven by continuing softness in the North American residential markets. Internationally, Water sales increased at a double-digit rate.
•	Global Flow Technologies grew 8 percent or up 5 percent excluding the 2007 acquisition of Jung Pump. Sales of pump equipment for global commercial, municipal and agricultural markets continue to outpace declines in North American residential markets.

•	Global Filtration grew 8 percent as the 2007 acquisition of Porous Media boosted sales higher than the year-ago period. Excluding this acquisition, Filtration sales were down 2 percent. Steady gains in industrial filtration, food service and desalination products did not offset declines in the North American residential markets.

•	Global Pool and Spa sales were down 10 percent as the prolonged decline in North American residential pool and spa markets more than offset continued gains in commercial and international pool equipment sales.

•	Internationally, Water grew 17 percent in Europe because of the 2007 acquisition of Jung Pump. Sales in Asia-Pacific grew 23 percent driven by strong double-digit growth in China and India.
The Water Group’s first quarter operating income totaled $64 million, up 3 percent as compared to $62 million in the same period last year. Operating margins were flat as benefits from productivity, acquisitions and price offset the negative impact from inflation and decreased volumes.
In the quarter, the company sold its National Pool Tile business (NPT) to Pool Corporation for $30 million in cash. The transaction yielded a negative 8 cent EPS impact from discontinued operations in the first quarter 2008. Of this amount, 7 cents was attributable to a loss on the sale and 1 cent was from operational results in January and February 2008.
Technical Products delivered first quarter 2008 sales of $285 million, an increase of 13 percent versus the year-earlier period. Sales were up approximately 11 percent excluding acquisitions and up 7 percent excluding foreign exchange.
•	Global Electrical sales were up 10 percent, led by strong double-digit increases in its Thermal applications product line and natural resource markets (e.g., Oil & Gas, Mining). The business also benefited from solid growth in the networking and commercial markets.

•	Global Electronic sales were up 18 percent or up 7 percent when adjusted for acquisitions. In Asia, electronic sales were up 46 percent while sales in North America were up approximately 7 percent. In Europe, sales were essentially flat in local currencies.
Technical Products’ first quarter operating income totaled $45 million, up 43 percent as compared to $32 million in the same quarter last year. Operating margins were 15.9 percent, up 340 basis points. In the quarter, the benefits from volume, price, productivity and acquisitions more than offset the negative impact from total inflation.
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“Our businesses are performing well in their respective markets. Technical Products is firing on all cylinders. Water continues to invest in global expansion, especially in emerging markets, and in high-growth vertical markets while effectively managing the impact of the continued weakness in the North American residential market,” Hogan said. “We continue to hone our portfolio of businesses with the sale of National Pool Tile. We also made tremendous progress advancing our new Global Business Unit structure, which will enable greater growth and productivity in the future,” he added.
Outlook
The company introduces its second quarter 2008 EPS guidance range of $0.64 to $0.67, an increase of 5 to 10 percent versus the second quarter 2007. Additionally, the company raised its full year 2008 EPS guidance range to $2.30 to $2.40, up 10 to 14 percent versus full year 2007. The company’s previous full year guidance was $2.25 to $2.40.
“We expect our positive performance momentum to continue in our international Water and global Technical Products’ businesses, which enables us to update our full year guidance by increasing the low end of the range 5 cents,” Hogan said. “Our second quarter 2008 guidance reflects our expectations for continued difficult residential and pool market environments. Our guidance also takes into account the difficult year-over-year comparison within the Flow Technologies Global Business Unit which, in the second quarter 2007, delivered $21 million in municipal pumps to New Orleans, adding 4 cents of EPS in that period.”
“For the full year, we continue to focus on delivering productivity by reducing our manufacturing cost structure, executing on previously announced restructuring actions, more aggressively managing our sourcing and reducing our general and administrative structure globally,” said Hogan. “Further, we are evaluating pricing actions to offset the stubborn rise in some key commodities such as steel, resin, copper and aluminum. We believe these actions, coupled with our ongoing investment in key growth initiatives, will enable us to deliver on our earnings guidance.”
Earnings Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the Company’s performance and Q2 and full year 2008 guidance on a two-way conference call with investors at 12:00 p.m. Eastern today. Reconciliation of any non-GAAP financial measures are set forth in the attachments to this first quarter 2008 earnings release and in the first quarter 2008 earning release conference call presentation, both of which can be found at Pentair’s web site (www.pentair.com). Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website shortly before the conference call. The web cast and presentation will be archived at the same site following the conclusion of the conference call.
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Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth, including: the strength of housing and related markets; the ability to integrate acquisitions successfully and the risk that expected synergies may not be fully realized or may take longer to realize than expected; the ability to successfully limit any judgment arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2007 revenues of $3.30 billion, Pentair employs approximately 16,000 people worldwide.

Pentair Contacts:
Todd Gleason	Rachael Jarosh
Vice President, Investor Relations	Vice President, Communications
Tel.: (763) 656-5570	Tel.: (763) 656-5280
E-mail: todd.gleason@pentair.com	E-mail: rachael.jarosh@pentair.com
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended
	March 29	March 31
In thousands, except per-share data	2008	2007

Net sales	$840,404	$792,845
Cost of goods sold	589,073	556,914

Gross profit	251,331	235,931
% of net sales	29.9%	29.8%

Selling, general and administrative	138,646	139,482
% of net sales	16.5%	17.6%

Research and development	15,866	14,950
% of net sales	1.9%	1.9%

Operating income	96,819	81,499
% of net sales	11.5%	10.3%
Equity losses of unconsolidated subsidiary	(917)	(957)
Net interest expense	16,088	14,711
% of net sales	1.9%	1.9%

Income from continuing operations before income taxes	79,814	65,831
% of net sales	9.5%	8.3%

Provision for income taxes	27,170	23,202
Effective tax rate	34.0%	35.2%

Income from continuing operations	52,644	42,629

Loss from discontinued operations, net of tax	(1,217)	(499)

Gain (loss) on disposal of discontinued operations, net of tax	(7,137)	143

Net income	$44,290	$42,273

Earnings (loss) per common share
Basic
Continuing operations	$0.54	$0.43
Discontinued operations	(0.09)	—

Basic earnings per common share	$0.45	$0.43

Diluted
Continuing operations	$0.53	$0.42
Discontinued operations	(0.08)	—

Diluted earnings per common share	$0.45	$0.42

Weighted average common shares outstanding
Basic	98,280	98,966
Diluted	99,558	100,271

Cash dividends declared per common share	$0.17	$0.15
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 29	December 31	March 31
In thousands	2008	2007	2007

Assets
Current assets
Cash and cash equivalents	$62,284	$70,795	$64,230
Accounts and notes receivable, net	616,705	466,675	525,213
Inventories	416,059	392,416	393,495
Deferred tax assets	54,275	50,511	51,178
Prepaid expenses and other current assets	43,245	35,908	40,990
Current assets of discontinued operations	—	21,716	29,199

Total current assets	1,192,568	1,038,021	1,104,305

Property, plant and equipment, net	368,293	365,990	349,768

Other assets
Goodwill	2,030,281	2,004,720	1,813,552
Intangibles, net	497,799	491,263	384,763
Other	81,447	82,237	69,505
Non-current assets of discontinued operations	—	18,383	18,420

Total other assets	2,609,527	2,596,603	2,286,240

Total assets	$4,170,388	$4,000,614	$3,740,313

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$7,005	$13,586	$16,003
Current maturities of long-term debt	5,209	5,075	8,153
Accounts payable	235,798	229,937	200,649
Employee compensation and benefits	99,582	111,475	85,219
Current pension and post-retirement benefits	8,557	8,557	7,918
Accrued product claims and warranties	46,318	49,382	42,766
Income taxes	34,135	12,919	13,458
Accrued rebates and sales incentives	28,864	36,663	31,130
Other current liabilities	109,759	90,377	91,102
Current liabilities of discontinued operations	—	2,935	9,220

Total current liabilities	575,227	560,906	505,618

Other liabilities
Long-term debt	1,119,105	1,041,925	1,056,116
Pension and other retirement compensation	169,790	161,042	213,512
Post-retirement medical and other benefits	36,179	37,147	47,401
Long-term income taxes payable	24,268	21,306	14,412
Deferred tax liabilities	166,558	167,633	108,903
Other non-current liabilities	105,041	97,086	85,912
Non-current liabilities of discontinued operations	—	2,698	2,582

Total liabilities	2,196,168	2,089,743	2,034,456

Shareholders’ equity	1,974,220	1,910,871	1,705,857

Total liabilities and shareholders’ equity	$4,170,388	$4,000,614	$3,740,313

Days sales in accounts receivable (13 month moving average)	55	53	55
Days inventory on hand (13 month moving average)	75	75	76
Days in accounts payable (13 month moving average)	55	54	56
Debt/total capital	36.4%	35.7%	38.8%
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
	March 29	March 31
In thousands	2008	2007

Operating activities
Net income	$44,290	$42,273
Adjustments to reconcile net income to net cash used for operating activities
Loss from discontinued operations	1,217	499
(Gain) loss on disposal of discontinued operations	7,137	(143)
Equity losses of unconsolidated subsidiary	917	957
Depreciation	15,081	15,436
Amortization	6,535	4,890
Deferred income taxes	(5,836)	(355)
Stock compensation	6,465	6,218
Excess tax benefits from stock-based compensation	(378)	(1,063)
Gain on sale of investment	(552)	—
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(139,045)	(98,527)
Inventories	(16,096)	(2,010)
Prepaid expenses and other current assets	(5,657)	(8,625)
Accounts payable	5,542	2,711
Employee compensation and benefits	(17,038)	(12,845)
Accrued product claims and warranties	(3,336)	(1,403)
Income taxes	19,410	(1,699)
Other current liabilities	9,470	(7,734)
Pension and post-retirement benefits	1,885	4,033
Other assets and liabilities	2,588	289

Net cash used for continuing operations	(67,401)	(57,098)
Net cash used for operating activities of discontinued operations	(2,948)	(571)

Net cash used for operating activities	(70,349)	(57,669)

Investing activities
Capital expenditures	(14,225)	(18,865)
Proceeds from sale of property and equipment	3,845	1,329
Acquisitions, net of cash acquired	165	(230,581)
Divestitures	29,959	—

Net cash provided by (used for) investing activities	19,744	(248,117)

Financing activities
Net short-term borrowings	(7,272)	1,234
Proceeds from long-term debt	159,405	345,190
Repayment of long-term debt	(82,766)	(10,250)
Excess tax benefits from stock-based compensation	378	1,063
Proceeds from exercise of stock options	851	1,762
Repurchases of common stock	(12,500)	(9,280)
Dividends paid	(16,908)	(15,022)

Net cash provided by financing activities	41,188	314,697

Effect of exchange rate changes on cash and cash equivalents	906	499

Change in cash and cash equivalents	(8,511)	9,410
Cash and cash equivalents, beginning of period	70,795	54,820

Cash and cash equivalents, end of period	$62,284	$64,230

Free cash flow
Net cash used for continuing operations	$(67,401)	$(57,098)
Less capital expenditures	(14,225)	(18,865)
Proceeds from sale of property and equipment	3,845	1,329

Free cash flow	$(77,781)	$(74,634)

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Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	First Qtr
In thousands	2008	2007

Net sales to external customers
Water	$554,944	$540,262
Technical Products	285,460	252,583

Consolidated	$840,404	$792,845

Intersegment sales
Water	$372	$214
Technical Products	1,138	896
Other	(1,510)	(1,110)

Consolidated	$—	$—

Operating income (loss)
Water	$64,419	$62,426
Technical Products	45,337	31,631
Other	(12,937)	(12,558)

Consolidated	$96,819	$81,499

Operating income as a percent of net sales
Water	11.6%	11.6%
Technical Products	15.9%	12.5%
Consolidated	11.5%	10.3%
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